As filed with the Securities and Exchange Commission on July 14, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIVUS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3136179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1172 CASTRO STREET
MOUNTAIN VIEW, CA  94040

(Address of principal executive offices)

2010 Equity Incentive Plan

Stand-Alone Stock Option Agreement with Michael P. Miller

(Full title of the plans)

Leland F. Wilson

Chief Executive Officer

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

(650) 934-5200

(Name , address, and telephone number, including area code, of agent for service)

Copy to:

John Slebir, Esq.

General Counsel

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

(650) 934-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued pursuant to the 2010 Equity Incentive Plan	16,615,199	(2)	$10.43	(3)	$173,296,526	(3)	$12,356
Common Stock, par value $0.001 per share, to be issued pursuant to the Stand-Alone Stock Option Agreement with Michael P. Miller	400,000		$10.19		$4,076,000		$291
TOTAL:	17,015,199				$177,372,526		$12,647

(1)  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2010 Equity Incentive Plan and Stand-Alone Stock Option Agreement with Michael P. Miller by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)  Shares of common stock reserved for issuance under the 2010 Equity Incentive Plan consist of (i) 8,400,000 shares of common stock initially available for future grants under the 2010 Equity Incentive Plan, plus (ii) 32,000 shares of common stock previously reserved but unissued under the 2001 Stock Option Plan that are now available for issuance under the 2010 Equity Incentive Plan, plus (iii) any shares of common stock subject to stock options or similar awards granted under the 2001 Stock Option Plan that expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2001 Stock Option Plan that are forfeited to or repurchased by the Registrant (up to a maximum of 8,183,199 shares of common stock pursuant to this clause (iii)).

(3)  Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.43 per share, which represents the average of the high and low prices of the Registrant’s common stock reported on the NASDAQ Global Market on July 7, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available upon written or oral request to: VIVUS, Inc., Attn: Stock Plan Administrator, 1172 Castro Street, Mountain View, CA 94040, Tel: (650) 934-5200.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission by VIVUS, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

(a)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on March 10, 2010 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including portions of the Registrant’s Proxy Statement for the 2010 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein.

(b)   The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on May 6, 2010.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2010, March 31, 2010, April 30, 2010, May 6, 2010 and June 28, 2010 (except that any reports or portions thereof which are furnished and not filed shall not be deemed incorporated by reference in this Registration Statement).

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 24, 1994 registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

John Slebir, an attorney at Wilson Sonsini Goodrich & Rosati (“WSGR”), also serves as the Registrant’s General Counsel and Assistant Secretary.  Mr. Slebir holds an option to purchase 10,000 shares of the Registrant’s Common Stock.  WSGR is giving an opinion upon the validity of the shares being registered.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Registrant’s bylaws provide for the mandatory indemnification of its directors and officers to the maximum extent permitted by Delaware law. The Registrant’s bylaws also provide (i) that the Registrant may modify the scope of indemnification by individual contracts with its directors and officers, and (ii) that the Registrant shall not be required to indemnify any director or officer unless the indemnification is required by law, the proceeding in which indemnification is sought was authorized in advance by its board of directors, the indemnification is provided by the Registrant, in its sole discretion pursuant to powers vested in it under the Delaware General Corporation Law or the indemnification is required by individual contract. In addition, the Registrant’s bylaws give it the power to indemnify its employees and agents to the maximum extent permitted by Delaware law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its bylaws, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	2010 Equity Incentive Plan.
4.2(1)	Stand-Alone Stock Option Agreement with Michael P. Miller dated as of April 30, 2010.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this registration statement).

(1) Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on May 6, 2010.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 14th day of July, 2010.

VIVUS, INC.

By:	/s/ Timothy E. Morris
Timothy E. Morris
Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Leland F. Wilson and Timothy E. Morris, and each one of them individually, as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leland F. Wilson	Chief Executive Officer and Director	July 14, 2010
Leland F. Wilson	(Principal Executive Officer)

/s/ Timothy E. Morris	Senior Vice President of Finance and Chief Financial Officer	July 14, 2010
Timothy E. Morris	(Principal Financial Officer)

/s/ Lee B. Perry	Vice President and Chief Accounting Officer	July 14, 2010
Lee B. Perry	(Principal Accounting Officer)

/s/ Peter Y. Tam	President and Director	July 14, 2010
Peter Y. Tam

/s/ Mark B. Logan	Chairman of the Board	July 14, 2010
Mark B. Logan

/s/ Charles J. Casamento	Director	July 14, 2010
Charles J. Casamento

/s/ Linda M. Dairiki Shortliffe, M. D.	Director	July 14, 2010
Linda M. Dairiki Shortliffe, M. D.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2010 Equity Incentive Plan.
4.2(1)	Stand-Alone Stock Option Agreement with Michael P. Miller dated as of April 30, 2010.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this registration statement).

(1) Incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the Commission on May 6, 2010.